Prospectus Supplement                         Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated October 5, 2004)         Registration No. 333-118922



                         ADVANCED MEDICAL OPTICS, INC.

                                 $350,000,000

             2.50% Convertible Senior Subordinated Notes due 2024
                                      and
         Shares of Common Stock Issuable Upon Conversion of the Notes



         This prospectus supplement supplements the prospectus dated October 5, 2004, as supplemented by prospectus supplements dated October 19, 2004, November 4, 2004 and November 10, 2004 relating to the resale by certain of our securityholders of up to $350,000,000 aggregate principal amount at maturity of our 2.50% Convertible Senior Subordinated Notes due 2024 and the shares of our common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

         The information appearing under the heading "Selling Securityholders" in the prospectus is hereby amended by the addition or substitution, as applicable, of the following:


                                                           Percentage     Number of
                                            Aggregate     of Aggregate     Shares of    Percentage
                                            Principal      Principal        Common       of Common
                                            Amount of        Amount         Stock          Stock
                                           Notes That       of Notes      That May Be   Outstanding
Name of Selling Securityholder             May Be Sold    Outstanding       Sold(1)         (2)
----------------------------------------- -------------- --------------- -------------- ------------


GLG Market Neutral Fund................      15,000,000           4.29%        298,568        0.80%
Lyxor/Quest Fund Ltd. .................         975,000           0.28%         19,407            *
S G Americas Securities, LLC (5).......          32,000               *            637            *
Quest Global Convertible Master Fund
  Ltd. ................................         375,000           0.11%          7,464            *

Total................................      $350,000,000         100.00%      6,966,575(3)     16.0%(4)
                                           ============         ======       ===========      ====

-----------------
*        Represents less than 0.1%.

(1) Assumes conversion of all of the holder's notes at a conversion rate of 19.9045 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under "Description of the Notes -- Conversion
         Rights." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)      Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using
         36,955,771 common shares outstanding as of December 9, 2004. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder's notes, but we did not assume conversion of any other holder's notes.

(3) Represents the number of shares of common stock into which $350,000,000 aggregate principal amount of notes would be convertible at the conversion rate described in footnote 1 above.

(4) Represents the amount which the selling securityholders may sell under this prospectus divided by the sum of the common stock outstanding as of December 9, 2004, plus the 6,966,575 shares of common stock into which the $350,000,000 aggregate principal amount of notes is convertible.

(5) Selling securityholder has identified itself as a broker-dealer. Each such selling securityholder has informed us that: (1) such selling securityholder purchased its notes in the ordinary course of business, and (2) at the time that the notes were purchased, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the notes.

         Investing in the notes and our common stock issuable upon conversion of the notes involves risks that are described in the "Risk Factors" section of the accompanying prospectus beginning on page 13.

                              _________________

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               _________________

         The date of this prospectus supplement is December 13, 2004.